Exhibit 107

Calculation of Filing Fee Table

Form S-8

(Form Type)

Lufax Holding Ltd

(Exact Name of Registrant as Specified in its Charter)

Newly Registered Securities

Security Type	Security Class Title(1)	Fee Calculation Rule	Amount Registered(2)	Proposed Maximum Offering Price Per Share	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee(1)

Equity	Ordinary shares, par value US$0.00001 per share (granted options under the 2014 Plan)	Rule 457(c) and Rule 457(h)	3,702,328 (3)	$15.27 (3)	$56,534,548.56	$0.0001102	$6,230.11

Equity	Ordinary shares, par value US$0.00001 per share (reserved under the 2014 Plan)	Rule 457 (h)	6,297,672 (4)	$3.74 (4)	$23,553,293.28	$0.0001102	$2,595.57

Total Offering Amounts			10,000,000 (5)		$80,087,841.84		$8,825.68

Total Fee Offsets							—

Net Fee Due							$8,825.68

(1)

These shares may be represented by the Registrant’s American Depositary Shares, or ADSs, two of which represent one ordinary share. The Registrant’s ADSs issuable upon deposit of the ordinary shares registered hereby have been registered under separate registration statements on Form F-6 (File No.: 333-249612 and File No.: 333-256887).

(2)

Represents ordinary shares issuable upon exercise of options granted under the Amended and Restated Phase I Share Incentive Plan of the Registrant (the “2014 Plan”). Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement also covers an indeterminate number of additional shares which may be offered and issued to prevent dilution resulting from share splits, share dividends or similar transactions as provided in the 2014 Plan. Any ordinary shares covered by an option granted under the 2014 Plan (or option of an award) that terminates, expires or lapses for any reason will be deemed not to have been issued for purposes of determining the maximum aggregate number of ordinary shares that may be issued under the 2014 Plan.

(3)

The amount to be registered represents ordinary shares issuable upon the exercise of outstanding options granted under the 2014 Plan as of the date of this registration statement. The corresponding proposed maximum offering price per share, which is estimated in accordance with Rule 457(h) solely for the purpose of calculating the registration fee, represents the weighted average exercise price of such outstanding options. The weighted average exercise price of the outstanding options is translated from Renminbi to U.S. dollars at a rate of RMB6.8750 to US$1.00, the exchange rate in effect as of April 7, 2023 as set forth in the H.10 statistical release of The Board of Governors of the Federal Reserve System.

(4)

These ordinary shares are reserved for future option grants under the 2014 Plan. The proposed maximum offering price per share, which is estimated solely for the purposes of calculating the registration fee under Rule 457(c) and Rule 457(h) under the Securities Act, is based on the average of the high and low prices for the Registrant’s ADSs as quoted on the New York Stock Exchange on April 10, 2023, adjusted for ADS to ordinary share ratio.

(5)

These shares represent the ordinary shares that have been added to the option pool pursuant to the amendment and restatement of 2014 Plan in April 2023, which were not previously registered under the registration statements on Form S-8 (File No. 333-258286), as filed with the Commission on July 30, 2021.